Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S‐8) of Sport Chalet, Inc. of our report dated June 8, 2012, with respect to the consolidated financial statements of Sport Chalet, Inc. which report appears in the Form 10-K of Sport Chalet, Inc. for the year ended April 1, 2012 and expresses an unqualified opinion.

/s/ Moss Adams LLP

Los Angeles, California
August 10, 2012